Exhibit 21

LIST OF SUBSIDIARIES

Global Payments Inc. has the following subsidiaries and ownership interests.

Name	Jurisdiction of Organization
DolEx Belgium, S.P.R.L	Belgium
Dolex CE, LP	Texas
DolEx Dollar Express, Inc.	Texas
Dolex Envios, S.A. de C.V.	Mexico
DolEx Europe, S.L.	Spain
Global Payment Holding Company	Delaware
Global Payment Systems LLC	Georgia
Global Payment Systems of Canada, Ltd.	Canada
Global Payments Acquisition Corp 1 BV	Netherlands
Global Payments Acquisition Corp 2 BV	Netherlands
Global Payments Acquisition PS 1 C.V	Netherlands
Global Payments Acquisition PS 2 C.V	Netherlands
Global Payments Canada GP	Ontario Canada
Global Payments Canada Inc.	Ontario, Canada
Global Payments Check Recovery Services, Inc.	Georgia
Global Payments Check Services, Inc.	Illinois
Global Payments Comerica Alliance, LLC	Delaware (1)
Global Payments Direct, Inc.	New York
Global Payments Gaming International, Inc.	Georgia
Global Payments Gaming Services, Inc.	Illinois
GP Finance, Inc.	Delaware
GPS Holding Limited Partnership	Georgia
Latin America Money Services, LLC	Texas
Magesa, LLC	Nevada
Merchant Services U.S.A., Inc.	North Carolina
Modular Data, Inc.	Delaware
MUZO, a.s.	Czech Republic
NDC Holdings (UK) Ltd.	Georgia
NDPS Holdings, Inc.	Delaware
PGT Capital s.r.o.,	Czech Republic
Tropical Express, S.L.	Spain
United Europhil UK, Ltd.	United Kingdom
United Europhil, S.A.	Spain

(1)	Global Payments Comerica Alliance, LLC has minority partners which collectively own a 49% interest.